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                                  [LETTERHEAD]


                                 (612) 291-9398


October 9, 1996



American Crystal Sugar Company
101 North Third Street
Moorhead, MN  56560-10990

Dear Sir or Madam:

In connection with the proposed registration under the Securities Act of 1933, as amended, of 500 shares of Common Stock, par value $10.00 per share, and 21,729 shares of Preferred Stock, par value $76.77 per share, of American Crystal Sugar Company (the "Company") proposed to be sold by the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-1 relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed relevant hereto and we advise you that, in our opinion:

               1. The Company is a corporation duly incorporated and existing under the laws of the State of Minnesota.

               2. All necessary corporate action has been taken to authorize the issuance and sale of such shares of Common Stock and Preferred Stock by the Company, and when issued and sold in the manner contemplated by the Registration Statement, such shares will be legally and validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

DOHERTY, RUMBLE & BUTLER
PROFESSIONAL ASSOCIATION


By /s/ Ronald D. McFall
  ---------------------------
   Ronald D. McFall

RDM/DD/jeg/256707


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